Exhibit 99.1

NEW INVESTMENTS PRESS RELEASE OF TRILINC GLOBAL IMPACT FUND, LLC

Los Angeles, CA (November 20, 2019) - TriLinc Global Impact Fund, LLC (“TriLinc Global Impact Fund” or “TGIF”) announced today that it recently approved $568,756 in trade finance transactions, bringing total financing commitments as of October 31, 2019 to $429.5 million for business expansions and socioeconomic developments through its holdings in Sub-Saharan Africa, Latin America, Southeast Asia, and Emerging Europe.

TGIF is an impact investing fund that provides growth-stage loans and trade finance to established small and medium enterprises (“SMEs”) in developing economies where access to affordable capital is significantly limited.  Impact Investing is defined as investing with the specific objective of achieving a competitive financial return as well as creating positive, measurable impact in communities across the globe.  The transaction details are summarized below.

On October 23, 2019, TGIF funded $468,756 as part of an existing $20,000,000 senior secured trade finance facility to a Mauritius-based vanilla exporter that sources from smallholder farmers in Madagascar. Priced at one month Libor +10.5%, the transaction is set to mature on May 8, 2020 and is secured by inventory and receivables, with a collateral coverage ratio of 1.49x.  The borrower is registered with the UN Global Compact and the Flavor & Extract Manufacturers Association and holds Fair Trade International and the Rainforest Alliance certifications. The company actively works with smallholder vanilla producers and co-operatives to organize sustainable production that is focused on compliance with best practices for harvesting, processing and preparation. TriLinc’s financing will provide the company’s smallholder farmer suppliers with access to new international markets and customers, including large U.S.-based conglomerates such as McCormick & Company.

On October 23, 2019, TriLinc funded $100,000 as part of an existing $23,000,000 senior secured trade finance facility originated by its sub-advisor, Barak Fund Management Ltd, to a South African electronics assembler. Priced at 12.00% the transaction is set to mature on February 14, 2020 and is secured by the stock delivered to the warehouse, with a collateral coverage ratio of 3.79x. The borrower anticipates that TriLinc’s financing will increase the supply of affordable and accessible mobile technology in the region.

“TGIF’s recent investment activities highlight our commitment to deepening relationships with existing borrower companies that are generating positive economic, social, and environmental impact,” said Gloria Nelund, CEO of TGIF. “Specifically, the vanilla exporter links smallholder farmers that adhere to national best practices to large multinational corporations while the electronics assembler democratizes affordable mobile phones to those in the Sub-Saharan Africa region,” added Ms. Nelund.

About TriLinc Global Impact Fund

TGIF is a public non-traded, externally managed, limited liability company that makes impact investments in SMEs in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact.  TGIF invests in SMEs through experienced local market sub-advisors, and expects to create a diversified portfolio of financial assets consisting primarily of collateralized private debt instruments.  In addition, TGIF aggregates and analyzes social, economic, and environmental impact data to track progress and measure success against stated objectives.

Forward-Looking Statements

This press release contains forward-looking statements (including, without limitation, statements concerning the use of financing provided to a borrower and the expected repayment of financing extended to the borrower) that are based on TGIF’s current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties, including, without limitation, the future operating performance of the borrower and those risks set forth in the “Risk Factors” section of TGIF’s most recent Annual Report on Form 10-K, as amended or supplemented by TGIF’s other filings with the Securities and Exchange Commission. Although these forward-looking statements reflect management’s belief as to future events, actual events or TGIF’s investments and results of operations could differ materially from those expressed or implied in these forward-looking statements. To the extent that TGIF’s assumptions differ from actual results, TGIF’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. TGIF cannot assure you that it will attain its investment objectives.